Exhibit 4.68

Termination Agreement

This Termination Agreement (“this Agreement”) is made and entered into on April 1, 2018 in Beijing, the People’s Republic of China (hereinafter referred to as “China”, for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) by the following parties:

Beijing Cheerbright Technologies Co., Ltd. (“Cheerbright”), a wholly foreign-owned enterprise established in China with its registered address at 1010, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China. Its uniform social credit code is 91110108791607588Y;

Guangzhou You Che You Jia Advertising Co., Ltd. (“Guangzhou Advertising”), a company duly organized and existing in China with its legal address at Unit 05, Room 3101, No.85 Huacheng Avenue, Tianhe District, Guangzhou, China. Its uniform social credit code is 91440106589501085P;

Lei Haiyun, whose identification card number is ******************;

Lu Min, whose identification card number is ******************.

Each of Cheerbright, Guangzhou Advertising, Lei Haiyun and Lu Min is referred to as “the Party” and together as “the Parties”.

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Recitals:

1	Cheerbright, Guangzhou Advertising and its shareholders Lei Haiyun and Lu Min entered into the following agreements (collectively referred to as “Control Documents”):

(1)	On September 30, 2016, Cheerbright and Guangzhou Advertising entered into the Exclusive Technical Consulting and Services Agreement;

(2)	On September 30, 2016, Cheerbright, Guangzhou Advertising and Lei Haiyun entered into the Equity Option Agreement;

(3)	On September 30, 2016, Cheerbright and Lei Haiyun entered into the Equity Interest Pledge Agreement;

(4)	On September 30, 2016, Cheerbright and Lei Haiyun entered into the Loan Agreement;

(5)	On September 30, 2016, Lei Haiyun signed the Power of Attorney;

(6)	On September 30, 2016, Cheerbright, Guangzhou Advertising and Lu Min entered into the Equity Option Agreement;

(7)	On September 30, 2016, Cheerbright and Lu Min entered into the Equity Interest Pledge Agreement;

(8)	On September 30, 2016, Cheerbright and Lu Min entered into the Loan Agreement;

(9)	On September 30, 2016, Lu Min signed the Power of Attorney.

2	Guangzhou Advertising is currently in the process of liquidation and dissolution which is estimated to be completed around December 2018.

3	The Parties agree to terminate the Control Documents in accordance with the terms and conditions set forth in this Agreement.

The Parties agree as follows:

1	From the date of the issuance of an approval notice for the deregistration by the competent Bureau of Industry and Commerce in charge of Guangzhou Advertising, the Control Documents shall be terminated, and the rights and obligations of the Parties thereunder shall be terminated immediately, unconditionally and irrevocably. Upon the termination of the Control Documents, the Parties shall not undertake any rights, obligations or responsibilities arising from the Control Documents.

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2	The Parties undertake that, except for the above-mentioned Control Documents, there is no agreement or unilaterally issued document or arrangement in any other form among the Parties or held by any Party that results in or may result in a controlling relationship in Guangzhou Advertising among the Parties or a Party holding a controlling relationship in Guangzhou Advertising. If such agreements, documents or arrangements do exist, the Parties shall automatically waive any of their rights and obligations under such agreements, documents or arrangements from the date of this Agreement.

3	The execution, validity, interpretation, modification, implementation and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC laws. If any dispute arises in the process of the interpretation or implementation of this Agreement, the Parties shall attempt in the first instance to resolve such dispute through amicable consultation. If a dispute cannot be resolved in the above manner within 30 days after a Party sends a written notice to the other Party requesting for a consultation to resolve the dispute, any Party can submit the dispute to the China International Economic and Trade Arbitration Commission located in Beijing for arbitration in accordance with its then-current rules. The place of arbitration shall be in Beijing and the arbitral award shall be final and binding to the Parties.

4	This Agreement is written and executed in both English and Chinese, and both language versions have the same legal effect. This Agreement shall be executed in 4 originals, each with the same legal effect.

[The space below is intentionally left blank.]

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(Signature Page of the Termination Agreement)

Beijing Cheerbright Technologies Co., Ltd. (Seal)

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(Signature Page of the Termination Agreement)

Guangzhou You Che You Jia Advertising Co., Ltd. (Seal)

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(Signature Page of the Termination Agreement)

Lei Haiyun (signature):

/s/ Lei Haiyun

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(Signature Page of the Termination Agreement)

Lu Min (signature):

/s/ Lu Min

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